FOR IMMEDIATE RELEASE

Contact:
John H. Dahly
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer
920-208-4107
Jonathan B. Hoenecke
Vice President of Finance
920-457-4433

FRESH BRANDS REPORTS POSITIVE FOURTH QUARTER OPERATING RESULTS
Fourth Quarter Income From Continuing Operations of $0.5 Million, or $0.10 per Diluted Share
Value Proposition Strategy is Helping to Improve Comparable Store Sales

SHEBOYGAN, WI, February 25, 2005 7:00 A.M. Fresh Brands, Inc. (Nasdaq: FRSH) today released financial results for its fourth quarter and fiscal year ended January 1, 2005, reporting continued improvement in income from continuing operations.

“We are pleased to report our second consecutive profitable quarter. Income from continuing operations continued to show improvement since the impairment and other charges incurred in the first two quarters of 2004,” said Louis Stinebaugh, Fresh Brands’ President and Chief Operating Officer.

“During the fourth quarter, we launched our new ‘value proposition’ pricing and marketing strategy to all of our Piggly Wiggly stores,” said Stinebaugh. “We are pleased with the initial impact, which has created excellent consumer awareness of the lowered pricing and had a positive impact on sales. This awareness and response is critical to the success of this strategy.”

During the fourth quarter, the Company’s new value proposition helped increase comparable store sales for all of its corporate and franchise stores by 1.2% after adjusting for the extra week in fiscal 2003. “These increases are quite encouraging particularly in light of several competitive store openings in 2004 and the fact that our new value proposition was fully launched approximately one-third of the way through our fourth quarter,” said Mr. Stinebaugh. After adjusting for the extra week, comparable store sales for all of the Company’s franchised supermarkets increased by 2.5%. Additionally, comparable store sales for the Company’s corporate retail supermarkets, almost half were not included in the launch of the new value proposition, decreased by 1.1% primarily due to new competitive stores in three of the Company’s markets.

The Company’s fourth quarter and year end results include the following (in millions, except per share data):

	Fourth Quarter			Full Year
	2004	2003	Var	2004	2003	Var
Net sales	$159.4	152.1	$7.3	$673.1	$602.5	$70.6

Income (loss) from continuing operations	0.5	(3.0)	3.5	0.3	2.5	(2.2)

Loss from discontinued operations	--	(1.7)	1.7	(3.2)	(3.0)	(0.2)

Cumulative effect of accounting change	--	--	--	(0.1)	--	(0.1)
Net earnings (loss)	0.5	(4.7)	5.2	(3.0)	(0.5)	(2.5)

Diluted earnings per share -
Continuing operations	$0.10	$(0.62)	$0.72	$0.06	$0.50	$(0.45)
Discontinued operations	--	$(0.34)	$0.35	$(0.65)	$(0.59)	$(0.04)
Accounting change	--	--	--	$(0.03)	--	$(0.03)
Net earnings	$0.10	$(0.96)	$1.06	$(0.62)	$(0.09)	$(0.53)

Net sales for the fourth quarter of 2004 were $159.4 million, an increase of $7.3 million, or 4.8%, compared to the fourth quarter of 2003. The increase in sales was primarily the result of the adoption of FIN 46R in the first quarter of 2004, which required the Company to include 17 of its franchise entities in its consolidated financial statements, offset in part by the inclusion of an extra week in the fourth quarter of 2003. The inclusion of these FIN 46R entities increased the Company’s net sales by $14.7 million. For the year, net sales were $673.1 million in 2004, an increase of $70.6 million, or 11.7%, compared to 2003. The increase was primarily the result of the adoption of FIN 46R, offset in part by the inclusion of the extra week in fiscal 2003. The inclusion of the FIN 46R entities increased the Company’s sales by $59.5 million.

Wholesale sales for the fourth quarter of 2004 decreased $9.7 million, or 7.7%, compared to the fourth quarter of 2003. The decrease primarily reflected the impact of the extra week in the fourth quarter of 2003. Wholesale sales for 2004 decreased $19.5 million, or 3.8%, compared to 2003 primarily due to the sale or closure of several corporate and franchise stores in the first half of 2004.

Corporate retail sales for the fourth quarter of 2004 decreased $10.2 million, or 13.9%, compared to the fourth quarter of 2003 primarily due to the extra week in the fourth quarter of 2003.

Gross margin for the fourth quarter was 21.6%, an increase of 2.2%, compared to the gross margin of 19.4% during the fourth quarter of 2003. As noted above, the adoption of FIN 46R resulted in the inclusion of 17 franchise entities which have higher gross margins than the Company’s wholesale segment. The inclusion of these FIN 46R entities increased the Company’s gross margin by 2.5% during the fourth quarter of 2004.

Wholesale gross margin for the fourth quarter was 12.1%, compared to 10.9% for the year earlier period. The increase primarily resulted from more controlled promotional activity in the fourth quarter of 2004 versus aggressive promotional activity in the fourth quarter of 2003. For the year, the Company’s wholesale gross margin was 10.9%, compared to 11.2% for 2003. The decrease primarily resulted from higher promotional activities in the first half of 2004.

As expected, the gross margins for the corporate retail segment were 22.6% for the fourth quarter of 2004, 0.2% lower than the fourth quarter of 2003 as a result of the rollout of the value proposition.

The Company’s operating expenses as a percent of sales during the fourth quarter of 2004 were 20.1%, a decrease of 2.6%, compared to 22.7% during the fourth quarter of 2003. This decrease was despite the inclusion of the 17 FIN 46R entities that increased the Company’s operating expenses as a percent of sales by approximately 2.4% during the fourth quarter of 2004. Excluding the impact of the FIN 46R entities, the Company’s operating expense rate decreased by 5.0%. The decrease primarily reflected $3.7 million of pretax repositioning and other impairment charges recognized in the fourth quarter of last year. In the fourth quarter of 2004, the Company substantially completed the integration of the redundant support functions of its Dick’s Supermarkets operations. This initiative is expected to be fully completed in the first quarter of 2005 and is expected to save over $1.0 million in administrative expenses annually. The Company incurred a $0.2 million pretax charge for severance obligations related to this integration effort in the fourth quarter of 2004. For the year, the Company’s operating expenses as a percent of sales were 20.5% in 2004, compared to 18.4% in 2003. The increase was primarily caused by the inclusion of the FIN 46 consolidated franchise entities in 2004.

The Company’s operating expenses related to its wholesale operations were 9.4% during the fourth quarter of 2004 compared to 13.5% for the fourth quarter of 2003. As indicated above, the decrease primarily reflected the repositioning and impairment charges recognized last year. The Company’s operating expense rate for its corporate retail segment was 24.4% for the fourth quarter of 2004 compared to 25.3% for the fourth quarter of 2003. The improvement reflected the sale of underperforming corporate stores with high expense rates and continuing to closely monitor the expenses in the Company’s remaining stores. The Company intends to continue to leverage the fixed portions of its corporate retail operating expenses as it realizes the anticipated benefits of its value proposition strategy.

“During 2004, we were able to reduce by $1.2 million our provision for potentially uncollectible franchise accounts receivable to $4.9 million, which includes $1.7 million related to our consolidated franchise entities,” said John Dahly, Fresh Brands’ Chief Financial Officer. “We continue to see improved financial performance by many of our franchise operators as the anticipated benefits of increased sales volumes and operating expense controls take hold.”

Impact of the Adoption of FIN 46R (Consolidation of Variable Interest Entities)

As noted above, the Company adopted FIN 46R in the first quarter of 2004. Under certain circumstances, FIN 46R can require financial statement consolidation of entities even if the Company has no equity interest in the entity. Specifically, FIN 46R requires companies to consider whether entities, in which they have financial interests, lack “sufficient equity at risk” to permit that entity to finance its activities without additional subordinated financial support. FIN 46R requires an entity that lacks sufficient equity interest to be consolidated with the entity that would absorb the majority of its losses.

The Company has historically provided credit enhancements to certain of its franchisees, primarily in the form of lease and sublease arrangements and loan guarantees. As a result, the Company completed an evaluation of the financial arrangements with its franchisees and concluded that it was required to consolidate 16 of these franchisees, primarily as a result of its loan guarantees to these entities. The Company adopted the accounting requirement to consolidate these entities as of January 4, 2004.

During the third quarter of 2004, the Company sold two of its corporate Piggly Wiggly stores in Illinois to a new franchisee. The Company was required to add this new franchisee to the group of franchise entities consolidated under FIN 46R.

FIN 46R had the following effects on the Company’s consolidated statement of operations through the end of the fourth quarter (in thousands):

	For the 12 weeks ended January 1, 2005	For the 52 weeks ended January 1, 2005
Franchise retail sales	$30,112	$117,953
Eliminations in consolidation	(15,379)	(58,473)

Net impact on consolidated net sales	$14,733	$59,480

Operating loss of consolidated franchise entities	$(344)	$(224)
Interest expense of consolidated franchise entities	(278)	(1,163)

Net losses of consolidated franchise entities	(622)	(1,387)

Minority interest in earnings of consolidated franchises	(89)	(288)
Eliminations in consolidation, primarily elimination of
provision for uncollectible accounts	708	1,641

Net impact on consolidated income before taxes	$(3)	$(34)

After adjusting for the extra week in the fourth quarter of 2003, comparable store sales for these consolidated franchises decreased 0.5% primarily because of decreases at the two stores in Illinois that were sold in 2004. Excluding these two stores, the sales increase was 5.9% for the consolidated franchise group. As expected, the operating margin in these stores declined in the fourth quarter of 2004, relative to prior quarters in 2004, as a result of the rollout of the Company’s value proposition. The Company expects to realize further sales increases in these stores and significant improvement in the operating margins as its franchisees begin to realize the full anticipated benefits of this value proposition.

Conference Call Information

Fresh Brands' management will discuss the items disclosed in this press release in a conference call on February 25, 2005 at 1:00 p.m. CST (2:00 P.M. EST). The call can be accessed by dialing 1-800-559-9370 (confirmation number is 11037920; host is Mr. Louis Stinebaugh).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 81 franchised supermarkets, 21 corporate-owned supermarkets and 2 corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites and www.shopthepig.com and www.dickssupermarkets.com.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believe,” “anticipate,” “expect” or words of similar import.  Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements.  Specifically, forward looking statements include statements about: (a) the effect that the Company’s new pricing and marketing value proposition strategy will have on its sales volume and the performance of its corporate and franchised supermarkets; (b) the costs savings expected to be realized as a result of the full integration of the Company’s Dick’s Supermarkets operations.  Such forward looking statements are subject to certain risks and uncertainties that may materially adversely affect the Company’s anticipated results.  Such risks and uncertainties include, but are not limited to, the following: (1) the Company’s ability to successfully implement its new in-store value proposition and the likely material adverse consequences on its financial results and condition if it is not successful; (2) the increasing possibility that the Company’s vendors may adversely change the terms on which they extend credit to sell the Company products; (3) the Company’s limited liquidity under its revolving credit facility; (4) the Company’s significant capitalized lease and guarantee amounts; (5) the presence of intense competitive market activity in the Company’s market areas, including competition from warehouse club stores and deep discount supercenters; (6) the cost advantages that the Company’s competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (7) the Company’s ability to identify and convert new franchisee stores; (8) the Company’s continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (9) the potential recognition of repositioning and/or other charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company’s retail store operators; (10) the potential recognition of additional charges relating to accounts receivable from the Company’s franchise operators; (11) the potential recognition, if the Company is not able to achieve its operating plans for certain of its corporate retail stores, of additional charges related to the Company’s significant amounts of goodwill; (12) the cost and results of the Company’s business information technology systems replacement project; and (13) the Company’s costs to continue to comply with the Sarbanes-Oxley Act of 2002.  Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward looking statements made herein and are cautioned not to place undue reliance on such forward looking statements.  The forward looking statements made herein are only made as of the date of this press release and the Company disclaims any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Fresh Brands, Inc.
Consolidated Statement of Operations
(Unaudited)

	For the quarterly periods ended		For the years ended
(in thousands, except per share data)	January 1, 2005 (12 weeks)	January 3, 2004 (13 weeks)	January 1, 2005 (52 weeks)	January 3, 2004 (53 weeks)
Net sales	$159,338	$152,026	$673,144	$602,509
Cost of products sold	124,887	122,507	529,815	485,596

Gross profit	34,451	29,519	143,329	116,913
Selling and administrative expenses	29,018	28,637	123,129	98,797
Repositioning and other impairment charges	200	3,700	2,829	3,700
Depreciation and amortization	2,878	2,168	12,129	8,588

Operating income	2,355	(4,986)	5,242	5,828
Interest expense, net	738	517	3,095	2,256
Interest expense of consolidated franchises	278	--	1,163	--
Minority interest in income (losses)	89	--	288	--

Earnings (loss) from continuing operations	1,250	(5,503)	696	3,572
before income taxes
Income tax provision (benefit)	747	(2,457)	391	1,073

Income (loss) from continuing operations	503	(3,046)	305	2,499
Discontinued operations, net of tax	--	(1,687)	(3,204)	(2,972)
Cumulative effect of accounting change	--	--	(136)	--

Net income (loss)	$503	$(4,732)	$(3,035)	$(473)

Earnings (loss) per share - basic:
Income from continuing operations	$0.10	$(0.62)	$0.06	$0.50
Loss from discontinued operations	--	$(0.34)	$(0.65)	$(0.59)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$0.10	$(0.96)	$(0.62)	$(0.09)
Earnings (loss) per share - diluted:
Income from continuing operations	$0.10	$(0.62)	$0.06	$0.50
Loss from discontinued operations	--	$(0.34)	$(0.65)	$(0.59)
Cumulative effect of accounting change	--	--	$(0.03)	--
Net income (loss)	$0.10	$(0.96)	$(0.62)	$(0.09)
Weighted average shares outstanding:
Basic	4,927	4,953	4,920	5,019
Diluted	4,927	4,953	4,920	5,019

Fresh Brands, Inc.

Operating Segment Information

(Unaudited)

	For the quarterly periods ended				For the years ended
(in thousands)	January 1, 2005 (12 weeks)		January 3, 2004 (13 weeks)		January 1, 2005 (52 weeks)		January 3, 2004 (53 weeks)
Sales
Wholesale	$115,200		$124,874		$486,617		$506,099
Corporate Retail	63,130		73,318		283,977		275,460
Franchise Retail	30,112		--		117,953		--
Intersegment Eliminations
Sales to Corporate Retail	(33,725)		(46,166)		(156,930)		(179,050)
Sales to Franchise Retail	(15,379)		--		(58,473)		--

Total	159,338		152,026		673,144		602,509

Gross Profit
Wholesale	13,953	12.11%	13,660	10.94%	53,207	10.93%	56,850	11.23%
Corporate Retail	14,248	22.57%	16,711	22.79%	64,926	22.86%	63,216	22.95%
Franchise Retail	6,741	22.39%	--	--	27,739	23.52%	--	--
Intersegment Eliminations	(491)		(852)	--	(2,543)		(3,153)	--

Total	34,451	21.62%	29,519	19.42%	143,329	21.29%	116,913	19.40%

Operating Profit
Wholesale	3,119	2.71%	(3,177)	(2.54)%	5,371	1.10%	9,280	1.83%
Corporate Retail	(1,160)	(1.84)%	(1,809)	(2.47)%	(1,722)	(0.61)%	(3,452)	(1.25)%
Franchise Retail	(344)	(1.14)%	--	--	(224)	(0.19)%	--	--
Intersegment Eliminations	740		--	--	1,817		--	--

Total	2,355	1.48%	(4,986)	(3.28)%	5,242	0.78%	5,828	0.97%

Note to Financial Schedules

Discontinued operations. The discontinued operations for 2004 and 2003 include the operating results of the five underperforming corporate stores that were closed in May 2004 and the Illinois store that was sold that the Company will no longer be supplying. The 2003 discontinued operations also included the corporate store that was closed in December 2003.

Fresh Brands, Inc.
Consolidated Balance Sheets

(Subject to reclassifications)
(in thousands)	January 1, 2005 (Unaudited)	January 3, 2004 Pro Forma (1) (Unaudited)	January 3, 2004

Assets
Current assets:
Cash and equivalents	$5,870	$1,438	$1,323
Receivables, net	16,098	15,628	17,458
Inventories	38,172	40,574	33,675
Land and building under development	--	4,926	4,926
Other current assets	10,999	10,173	10,780

Total current assets	71,139	72,739	68,162

Noncurrent receivable under capital subleases	28,629	23,947	33,296
Property and equipment, net	34,299	39,995	31,233
Property under capital leases, net	39,463	31,626	22,453
Goodwill	21,455	21,455	20,280
Other noncurrent assets	6,896	5,815	6,264

Total assets	$201,881	$195,577	$181,688

Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$32,196	$38,852	$36,251
Accrued liabilities	16,521	14,631	12,785
Current obligations under capital leases	2,899	2,367	2,367
Current maturities of debt	2,968	2,564	316

Total current liabilities	54,584	58,414	51,719

Long-term capital lease obligations	71,322	58,857	58,857
Revolving line of credit	20,300	17,150	17,150
Other long-term debt	6,394	9,487	677
Other noncurrent liabilities	1,082	786	2,777
Minority interests	580	511	--
Shareholders' investment	47,619	50,372	50,508

Total liabilities and shareholders' investment	$201,881	$195,577	$181,688

(1)     The proforma balances reflect the inclusion of the consolidated franchise balances and eliminations as if FIN 46R was adopted as of January 3, 2004.

Fresh Brands, Inc.
Condensed Consolidated Statement of Cash Flows (Unaudited)

(Subject to reclassifications)	For the years ended
(in thousands)	January 1, 2005 (52 weeks)	January 3, 2004 (53 weeks)
Cash flows from operating activities:
Net loss	$(3,035)	$(473)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Depreciation and amortization	12,526	9,191
Provisions for store closures	4,501	--
Property and equipment impairment charges	1,427	5,068
Deferred income taxes	(501)	(691)
Minority interest	288	--
Cumulative effect of change in accounting principles	136	--
Changes in assets and liabilities:
Receivables, net	(471)	5,051
Inventories	1,911	2,593
Other current assets	(1,078)	(1,241)
Accounts payable	(6,656)	1,776
Accrued liabilities	(2,813)	(1,991)

Net cash flows provided by operating activities	6,235	19,283

Cash flows from investing activities:
Capital expenditures	(6,290)	(12,711)
Proceeds from sale of store	1,111	36
Expenditures for land and buildings under development	(1,941)	(15,336)
Proceeds from sale of land and buildings under development	6,867	18,010
Receipt of principal amounts under capital subleases	1,243	1,234

Net cash flows provided by (used in) investing activities	990	(8,767)

Cash flows from financing activities:
Net change in revolver activity	3,150	(8,250)
Principal payments on capital lease obligations	(2,599)	(2,275)
Principal payments of consolidated franchise debt	(2,374)	--
Principal payments on long-term debt	(317)	(312)
Deferred financing costs	(581)	--
Distributions to minority interests	(219)	--
Payment of cash dividends	--	(1,807)
Payment for acquisition of treasury stock	--	(3,447)
Exercise of stock options	--	675
Other financing activities	147	215

Net cash flows used in financing activities	(2,793)	(15,201)

Cash and equivalents:
Net change	4,432	(4,685)
Cash of consolidated franchises at beginning of period	115	--
Balance, beginning of period	1,323	6,008

Balance, end of period	$5,870	$1,323